UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 30, 2017

Surgery Partners, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37576	47-3620923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Burton Hills Boulevard, Suite 500 Nashville, Tennessee 37215
(Address of Principal Executive Offices) (Zip Code)

(615) 234-5900
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01                   Entry into a Material Definitive Agreement.

On June 30, 2017, SP Finco, LLC (the “Issuer”), a wholly owned subsidiary of Surgery Partners, Inc. (the “Registrant”), completed the issuance and sale of $370 million in gross proceeds (the “Gross Proceeds”) of the Issuer’s 6.750% senior unsecured notes due 2025 (the “Notes”) in a previously announced private offering exempt from the registration requirements of the Securities Act of 1933, as amended. The Notes were issued pursuant to an indenture, dated June 30, 2017 (the “Indenture”), among the Issuer and Wilmington Trust, National Association, as trustee (the “Trustee”).  The Gross Proceeds were deposited in an escrow account (the “Escrow Account”) established at Wilmington Trust, National Association (in such capacity, the “Escrow Agent”) in the name of the Trustee, not in its individual capacity but solely as Trustee, on behalf of the holders of the Notes. In connection with the closing of the Registrant’s previously disclosed acquisition of NSH Holdco, Inc. (the “NSH Acquisition”) and the release of the Gross Proceeds from the Escrow Account, the Issuer will be merged with and into Surgery Center Holdings, Inc. (the “Company”), a wholly owned subsidiary of the Registrant, with the Company surviving such merger and assuming the rights and obligations of the Issuer under the Notes and the Indenture by operation of law.

The Notes, which are senior unsecured obligations of the Issuer, will mature on July 1, 2025, and will bear interest at the rate of 6.750% per year, payable semi-annually on January 1 and July 1 of each year, beginning on January 1, 2018.

Subject to certain conditions, the Issuer may, at its option, redeem up to 40% of the aggregate principal amount of the Notes at any time prior to July 1, 2020, with the net cash proceeds of certain equity issuances at a price equal to 106.750% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption. In addition, subject to the rights of holders of Notes, at any time prior to July 1, 2020, the Issuer may redeem the Notes in whole or in part, at its option, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the relevant Applicable Premium (as defined in the Indenture), plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.  On and after July 1, 2020, the Issuer may redeem the Notes in whole or in part, at its option, at the redemption prices set forth below (expressed as a percentage of the principal amount of the Notes to be redeemed), plus accrued and unpaid interest to, but excluding, the date of redemption if redeemed during the 12-month period beginning on July 1 of each of the years indicated below:

Year	Percentage

2020	103.375%
2021	101.688%
2022	100.000%

In addition, if the NSH Acquisition does not occur on or prior to the applicable date set forth in the Indenture for such purpose or, if earlier, the Issuer notifies the Escrow Agent that the NSH Acquisition will not be closed, then the Issuer will be required to redeem the Notes within three business days (the date of such redemption, the “Special Mandatory Redemption Date”) for a price equal to 100% of the initial issue price of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date.

The foregoing descriptions of the Indenture governing the Notes and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text thereof filed as Exhibit 4.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 9.01                   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated June 30, 2017, among SP Finco, LLC and Wilmington Trust, National Association, as Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Surgery Partners, Inc.

By:	/s/ Michael T. Doyle
Michael T. Doyle
Chief Executive Officer

Date: July 6, 2017

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated June 30, 2017, among SP Finco, LLC and Wilmington Trust, National Association, as Trustee.